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                                                                    Exhibit 99.1

                                                       NEWS

[ESS LOGO]

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.                                   Rebecca Mack
Investor Relations                                     Bergman Mack & Associates
(510) 492-1161                                         (949) 981-4496

                       ESS TECHNOLOGY ACQUIRES DIVIO, INC.

          ACQUISITION WILL EXPAND ESS'S DIGITAL CONSUMER PRODUCTS WITH
              MPEG-1,2,4 ENCODING AND DV CODECS FOR DVD RECORDERS,
      DIGITAL VIDEO RECORDERS, DIGITAL STILL CAMERAS AND DIGITAL CAMCORDERS

         FREMONT, CALIF., AUGUST 18, 2003--ESS Technology (Nasdaq: ESST), a leading supplier of silicon solutions for digital video and digital audio consumer electronics, today announced that it has acquired Divio, Inc. for $27.1 million in cash. Divio, based in Sunnyvale, Calif., is a privately held company founded in 1995 that designs, manufactures and markets digital video and imaging semiconductor products. The acquisition will expand ESS's product lines in the digital consumer electronics market with advanced MPEG-1,2,4 encoders and DV codecs for digital video recorders, digital still cameras and solid state digital camcorders.

         Divio's technologies include advanced digital video encoding, video compression and image processing. Divio's current products include a DV codec, a critical module in DVD recorders, and MPEG-1,2,4 encoders, key technology for recordable DVD players, DVRs (hard disk based digital video recorders), mid- to high-end digital still cameras, solid state camcorders, and networked video distribution and storage.

         Divio's current and planned products are positioned to address several growth markets in consumer electronics. Recordable DVD players appear poised to rapidly replace VCRs, with more than 40 million units forecasted to be sold in 2006 according to I.D.C. Furthermore, the MPEG-4 movie-mode is becoming a standard feature in newer digital still cameras and solid-state camcorders, which represent an estimated market potential of 50 million units in 2006 according to I.D.C. In addition, with broadband-transmitted video

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becoming more popular, MPEG-4 video is becoming an important technology for shared video within the home due to its high compression, high quality and low bit rate.

         Robert Blair, president and chief executive officer of ESS Technology commented, "We are excited about the opportunities created for ESS by this acquisition. Divio has a talented team of employees and exceptional digital compression and imaging technologies for consumer video recording and advanced digital camera and camcorder products. These technologies complement ESS's current consumer digital entertainment offerings, as well as broaden the digital camera product line that ESS acquired two months ago through its acquisition of Pictos Technologies. We believe this acquisition of Divio significantly strengthens ESS's position in the fast-growing digital video and digital imaging markets."

         Johnny Wang, president and chief technical officer of Divio said, "We are very excited about joining the ESS family and about the opportunities created by merging ESS's and Divio's resources. ESS's market channels, strong customer relationships, and low-cost manufacturing know-how are what it takes to win in the high-volume, fast-paced consumer electronics market. In our view, ESS is well-positioned to quickly roll-out innovative and cost-effective products integrating our technologies in emerging digital consumer markets."

         Fred Chan, chairman of ESS Technology added, "ESS's strategy is to continue to introduce new products and solutions targeted at the consumer digital entertainment market. Divio's MPEG encoding technology benefits ESS by complementing our existing digital video offerings and represents a significant market opportunity for ESS in the emerging market for digital cameras, solid state camcorders and cellular image/video phones. With the acquisitions of Divio and Pictos, we believe ESS is well-positioned to lead these fast-growing markets."

ANALYSTS CONFERENCE CALL

         Management will hold a conference call on August 19, 2003 to discuss ESS's strategy and product roadmap, how this acquisition fits into the strategy, and its expected effects on ESS in the future. A copy of the ESS investor presentation will be posted on the ESS website (www.esstech.com) for review prior to the call.

         This call will be held at 5:00 EDT (2:00 PM, PDT) and can be accessed from the ESS website (www.esstech.com) or by calling 800-833-9564 (Domestic) or 212-346-6438 (International), Reservation Number 21158451.

ABOUT ESS TECHNOLOGY

         ESS Technology, Inc., is a leading supplier of high-performance feature-rich chips, applications and solutions for digital entertainment markets. ESS provides advanced products that enable the emergence of digital home systems that deliver and manage entertainment and information in the home.

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         ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology's common stock is traded on the Nasdaq National Market under the symbol "ESST". ESS Technology's web site address is: http://www.esstech.com.

         The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, difficulties inherent in integrating acquired businesses with ESS, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, the timely availability and acceptance of ESS's new products, the dependence on continued growth in demand for consumer multimedia products and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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